                                                                         10.02


                              EMPLOYMENT AGREEMENT
                              --------------------

                  AGREEMENT by and among Medicine Shoppe International, Inc., a Delaware corporation (the "Company"), David A. Abrahamson (the "Executive"), and Cardinal Health, Inc. ("Cardinal"), dated as of the 26th day of August, 1995.

                  WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a subsidiary of Cardinal will merge with and into the Company, with the Company as the surviving corporation, and the Company will become a wholly owned subsidiary of Cardinal (the "Transaction") (and references herein to the "Company" refer to the Company both before and after the Transaction); and

                  WHEREAS, it is a condition to the execution of the Merger Agreement that the Company enter into an employment agreement with the Executive and a condition to the consummation of the Transaction that such agreement be in full force and effect; and

                  WHEREAS, Cardinal desires to obtain for itself, through its future ownership of the Company, the benefit of the Executive's services as set forth in this Agreement; and

                  WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will continue to be employed by the Company after the consummation of the Transaction;

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                  1. EMPLOYMENT PERIOD. Upon the consummation of the Transaction, the Company shall employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement, for the period commencing on the Effective Time (as that term is defined in the Merger Agreement) and ending on the fifth anniversary of the Effective Time (the "Employment Period").

                  2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall be employed by the Company as its President and Chief Executive Officer with the responsibilities customarily assigned to such positions and with such other responsibilities of an executive nature as may be determined from time to time by the Company's Board of Directors (the "Board") or its lawfully designated representative.

                  (b) During the Employment Period, the Executive shall devote his full time and attention to the business and affairs of the Company, and shall use his best efforts to promote and establish the business of the Company and to carry out faithfully and efficiently the responsibilities assigned to him under this Agreement. It shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate boards with the approval of Cardinal, (ii) serve on civic or charitable boards or committees, (iii) deliver lectures or fulfill speaking engagements and (iv) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities under this Agreement.

                  (c) During the Employment Period, the Executive's services shall be performed primarily at the Company's current office location or any other location within 30 miles thereof specified by the Board from time to time. Travel in connection with the business of the Company may be reasonably requested by the Board or its lawfully designated representative from time to time.

                  3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Company shall pay the Executive an annual base salary (the "Annual Base Salary") in an amount not less than $256,520, payable in accordance with the Company's payroll practices for management personnel, as in effect from time to time (but not less frequently than monthly). During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually in accordance with Cardinal's normal payroll practices for management personnel. Any increase in the Annual Base Salary shall not limit, expand or reduce any other obligation of the Company under this Agreement.

                  (b) ANNUAL BONUS. In addition to the Annual Base Salary, during the Employment Period the Executive shall be eligible to receive annual bonuses (each, regardless of whether for a 12-month period or a different period, an "Annual Bonus") pursuant to this Section 3(b). For the period ending September 30, 1996, the Annual Bonus shall be determined in accordance with Exhibit A hereto. Thereafter during the Employment Period, the Annual Bonus shall be determined pursuant to Cardinal's standard Management Incentive Plan as in effect from time to time, or any successor thereto (the "MIP"), with an MIP potential equal to 60 percent of the Annual Base Salary; PROVIDED, that the first Annual Bonus for which the Executive shall be eligible under the MIP shall be for the period October 1, 1996 through June 30, 1997, and for that period he shall receive an Annual Bonus equal to 75 percent of the amount he would otherwise have received, had he participated in the MIP for a full period of twelve months. Notwithstanding the foregoing, if the President of Cardinal and the Executive mutually agree that it would be preferable to do so, (i) the terms of the Annual Bonus for the period ending September 30, 1996 may be amended, including without limitation by shortening the performance period and/or determining the amount thereof in a manner differing from that set forth on Exhibit A hereto, and/or (ii) the Executive's transition to the MIP may occur sooner than October 1, 1996.

                  (c) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to participate in the group health, life, disability insurance, retirement savings and other employee benefit plans (collectively, "Group Plans") generally offered to the Company's employees in accordance with the standard terms and conditions of such plans as in effect from time to time, which plans shall be substantially equivalent in the aggregate to either (A) the Company's Group Plans as in effect on the date of this Agreement or (B) the Group Plans maintained from time to time by Cardinal and in which the management personnel of Cardinal generally participate. In addition, the Executive shall be eligible to participate in Cardinal's Stock Incentive Plan or any successor thereto (the "Cardinal Stock Plan"), although except as provided in Section 8(d) hereof, the actual awards and benefits, if any, to be granted to the

Executive thereunder shall be in the sole discretion of the Compensation and Personnel Committee of Cardinal's Board of Directors. The Employee shall at all times comply with Cardinal's policies on option exercises and the selling and buying of Cardinal stock.

                  (d) EXPENSES. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in the performance of his services hereunder for the Company, which expenses shall be substantiated to the reasonable satisfaction of the Company, in a manner similar to that applicable to other management personnel of the Company, and the Executive shall provide all necessary records to reflect the reasonable business expenses incurred.

                  (e) VACATION. During the Employment Period, the Executive shall be entitled to annual paid vacations as provided in the Company's vacation policy as in effect prior to the Effective Time, as it may be revised thereafter from time to time.

                  (f) CLUB MEMBERSHIP. During the Employment Period, the Company shall pay the cost of the Executive's membership in the St. Louis Club.

                  (g) The Executive shall be entitled to receive any bonus earned for the fiscal year of the Company ending September 30, 1995 pursuant to the terms of the Employment Agreement dated as of October 1, 1994, between the Company and the Executive (the "Prior Agreement"), and the provisions of the Prior Agreement relating to such bonus shall remain in effect following the Effective Time to the extent such bonus has not previously been paid to the Executive.

                  4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means the illness or disability of the Executive which prevents or hampers the performance of his obligations hereunder, and which continues for a consecutive period of one hundred and twenty (120) days or longer or an aggregate period of one hundred and eighty (180) days or longer, in either instance during the Employment Period. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective upon receipt of such notice by the Execu-tive (the "Disability Effective Date").

                  (b) BY THE COMPANY. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" shall mean (A) fraud, misappropriation, embezzlement or material misconduct on the part of the Executive, (B) the Executive's (x) failure to substantially perform his duties for the Company when and to the extent requested by the Board or its lawfully designated representative to do so and
(y) failure to correct same within five (5) business days after notice from the Board or its lawfully designated representative requesting the Executive to do so, or (C) the Executive's breach of any material provision of this Agreement.

                  (ii) A termination of the Executive's employment by the Company without Cause shall be effected by giving the Executive written notice of the termination.

                  (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

                           (A) the assignment to the Executive of duties
                  inconsistent in any material respect with Section 2(a) of this Agreement, other than any such action that is remedied by the Company within five (5) business days after receipt of notice thereof from the Executive;

                           (B) any failure by the Company to comply
                  with any provision of Section 3 of this Agreement other than any such failure that is remedied by the Company within five
                  (5) business days after receipt of notice thereof from the Executive; or

                           (C) any requirement by the Company that the
                  Executive's services be rendered primarily at a location or locations not complying with the provisions of Section 2(c) of this Agreement, other than any such requirement that is remedied by the Company within five (5) business days after receipt of notice thereof from the Executive.

                  (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the tenth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given); PROVIDED, that such a termination of employment shall not become effective if the Company shall have substantially corrected the circumstance giving rise to the Notice of Termination within such 30-day period.

                  (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

                  (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason is effective, the date on which the Company gives the Executive notice of a termination of employment without Cause, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

                  5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) DEATH, DISABILITY, CAUSE; WITHOUT GOOD REASON. If, during the Employment Period, the Executive's employment is terminated because of death, Disability, for Cause, or by the Executive without Good Reason, then except as provided in Section 8, the Executive shall not be entitled to any compensation provided for under this Agreement, other than Annual Base Salary through the Termination Date, benefits under any long-term disability insurance coverage in the case of termination because of Disability, and (without limiting the provisions of Section 6 hereof) vested benefits, if any, required to be paid or provided by law.

                  (b) WITHOUT CAUSE; GOOD REASON. If, during the Employment Period, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to any compensation provided for under this Agreement except as set forth in the following sentence. The Company (i) shall continue to pay the Executive his Annual Base Salary, at the rate then in effect, for and with respect to the unexpired portion of the Employment Period (in the same manner as specified in Section 3(a) hereof) and (ii) shall continue the group health benefits provided for in Section 3(c) during the unexpired portion of the Employment Period (in the same manner as specified therein); PROVIDED, that (x) if any such benefits cannot be provided to nonemployees under the terms of the applicable plans or applicable law, the Company shall provide the Executive with substitute benefits that are comparable and equal in value to such benefits, and (y) during any period when the Executive is eligible to receive any such benefits under another employer-provided plan, the benefits provided by the Company under this paragraph may be made secondary to those provided under such other plan.

                  6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this

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

Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company, Cardinal or any of the Affiliated Companies for which the Executive may qualify, nor, subject to Section 10(f), shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, Cardinal or any of the Affiliated Companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company, Cardinal or any of the Affiliated Companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

                  7. MITIGATION. Following any termination of the Executive's employment that gives rise to a right to payments and benefits described in
Section 5(b) above, the Executive shall use reasonable efforts to obtain other employment or self-employment, of a nature comparable to the employment provided for in this Agreement, and if the Executive does engage in any other employment or self-employment, the payments of Annual Base Salary that the

Company is obligated to make pursuant to Section 5(b) above shall be reduced (but not below zero) by the amount of the Executive's remuneration from such other employment or self-employment, as and when earned or vested (regardless of when paid or received).

                  8. CONFIDENTIAL INFORMATION; NO-RAID; NONCOMPETITION; INVENTIONS. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company, Cardinal and the Affiliated Companies all secret or confidential information, knowledge or data relating to the Company, Cardinal or any of the Affiliated Companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive's employment by the Company, Cardinal or any of the Affiliated Companies and that is not public knowledge (other than as a result of the Executive's violation of this of Section 8(a)) ("Confidential Information"). For the purposes of this Section 8(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or

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

because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, Cardinal or any of the Affiliated Companies, except with the prior written consent of the Company, Cardinal or such Affiliated Company, as applicable, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of his employment shall remain the sole property of the Company, Cardinal and/or one or more of the Affiliated Companies, as applicable, and shall be turned over to the Company, Cardinal or such Affiliated Company, as applicable, upon termination of the Executive's employment.

                  (b) The Executive agrees that he will not, at any time during or after the Executive's employment with the Company, Cardinal or any of the Affiliated Companies, without the prior written consent of the Company, Cardinal or such Affiliated Company, as applicable, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Company, Cardinal or any of the Affiliated Companies (except for such employment by the Company, Cardinal or any of the Affiliated Companies).

                  (c) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this Section 8(c): (i) the "Noncompetition Period" means the Initial Noncompetition Period (as defined in clause (ii) of this sentence) plus the applicable Additional Noncompetition Period (as defined in clause (iii) of this sentence); (ii) the "Initial Noncompetition Period" means the period during which the Executive is employed by the Company, Cardinal, or any of the Affiliated Companies; (iii) the Additional Noncompetition Period means (A) in the case of a termination of the Executive's employment by the Company for Cause, the period beginning on the last day of the Initial Noncompetition Period and ending on the third anniversary thereof, (B) in the case of a termination of the Executive's employment by the Executive without Good Reason, the period beginning on the last day of the Initial Noncompetition Period and ending on the fifth anniversary thereof, (C) in the case of a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason, the period beginning on the last day of the Initial Noncompetition Period and ending on the later of the first anniversary thereof or the first anniversary of the first date on which the Executive no longer is receiving any compensation or benefits pursuant to
Section 5(b) hereof, plus any subsequent period during which the Executive receives any compensation or benefits pursuant to Section 5(b) hereof, and (D) in the case of any other termination of the Executive's employment, the period beginning on the last day of the Initial Noncompetition Period and ending on the later of the first anniversary thereof or the sixth anniversary of the Effective Time; (iv) a "Competitive Activity" means any business or other endeavor, in the United States or Canada or any other country, of a kind then being conducted by the Company, Cardinal or any of the Affiliated Companies in such country; and
(v) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any indi-vidual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Employment Period in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market. Should this provision be unenforceable in any jurisdiction because it is deemed too broad, as to time, area, subject matter, or otherwise, this provision shall be deemed modified to the extent necessary to be enforceable in such jurisdiction. The parties acknowledge that after the end of the Initial Noncompetition Period, nothing contained in this Section
8(c) shall prevent the Executive from owning or operating a pharmacy or similar type of business, or in any way working for a business engaged primarily in franchising (other than franchising of pharmacies or other businesses in which the Company, Cardinal or any of the Affiliated Companies is engaged), so long as such activity is not in competition with the Company, Cardinal or any of the Affiliated Companies.

                  (d) In consideration for the Executive's agreeing to be bound by the provisions of Section 8(c), he shall be granted, as of the Effective Time, (i) options (the "Options") to purchase 10,000 shares of common stock of Cardinal (the "Cardinal Stock"), and (ii) 5,000 shares of restricted Cardinal Stock (the "Restricted Stock"), in each case pursuant to the Cardinal Stock Plan. The Options shall have a per-share exercise price equal to the last sale price of a share of the Cardinal Stock on the New York Stock Exchange on the day during which the Effective Time occurs or, if no such sales take place on such day, on the most recent prior day on which such sales take place. In addition, the Options shall have a term of ten years from the Effective Time, shall vest and become exercisable on the third anniversary of the Effective Time, and shall otherwise be subject to the standard terms and conditions applicable to option grants under the Cardinal Stock Plan. The Restricted Stock shall vest and become exercisable on the third anniversary of the Effective Time, and shall otherwise be subject to the standard terms and conditions applicable to restricted stock grants under the Cardinal Stock Plan.

                  (e) All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether by himself or jointly with others, from the date of the Executive's initial employment by the Company and continuing until the end of the Employment

Period and any subsequent period when the Executive is employed by the Company, Cardinal or any of the Affiliated Companies, relating or pertaining in any way to his employment with or the business of the Company, Cardinal or any of the Affiliated Companies, shall be promptly disclosed in writing to the Board and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignments to the Company or its nominee, of his entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

                  (f) The Executive acknowledges and agrees that the Company's remedy at law for any breach of the

Executive's obligations under this Section 8 would be inadequate and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of such Section without the necessity of proof of actual damage. With respect to any provision of this
Section 8 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination.

                  9. SUCCESSORS. (a) This Agreement is personal to the Executive, and he may not assign any interest herein in any manner whatsoever. Any purported assignment by the Executive shall be void.

                  (b) In addition to assignments by operation of law, the Company shall have the right to assign this Agreement to any person, firm or corporation, controlling, controlled by or under common control with the Company (including without limitation Cardinal or any of the Affiliated Companies), or acquiring substantially all of its assets, but such assignment shall not release the Company from its obligations under this Agreement.

                  10. MISCELLANEOUS. (a) The provisions of Sections 5, 6, 7, 8, 9 and 10 of this Agreement shall survive any expiration or termination of this Agreement.

                  (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (c) All notices, requests, consents and other communications required or provided under this Agreement shall be in writing and shall be deemed sufficient if delivered by facsimile, overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery as follows:

                  IF TO THE EXECUTIVE:
                  --------------------

                  David A. Abrahamson
                  200 S. Brentwood Boulevard
                  Apartment 21A
                  St. Louis, Missouri  63105

                  Facsimile:


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

                  IF TO THE COMPANY:
                  ------------------

                  Medicine Shoppe International, Inc.
                  101 S. Hanley Road, Suite 1600
                  St. Louis, Missouri 63105

                           Attention:  Assistant Secretary

                  Facsimile:

                           (with a copy to Cardinal)

                  IF TO CARDINAL:
                  ---------------

                  Cardinal Health, Inc.
                  655 Metro Place South, Suite 925
                  Dublin, Ohio  43017

                           Attention:  General Counsel

                  Facsimile:  (614) 761-8919

Either party may change the address and/or facsimile number to which notices are to be sent to that party by giving written notice of such change of address to the other party in the same manner above provided for giving notice.

                  (d) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective, but only to the extent of such prohibition or unenforceability, without invalidating the other provisions hereof or without affecting the validity or unforceability of such provision in any other jurisdiction.

                  (e) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  (f) As of the Effective Time, except as specifically provided in Section 3(g) hereof, this Agreement shall constitute the entire agreement between the parties relative to the subject matter contained herein, superceding all prior agreements, including without limitation the Prior Agreement. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. This Agreement shall not be modified, waived or discharged except in writing duly signed by each of the parties or their authorized assignees.

                  (g) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement except to the extent any other party hereto is materially prejudiced by such failure.

                  (h) The term "Affiliated Companies" means all companies controlled by, controlling or under common control with Cardinal, other than the Company.

                  11. GUARANTEE. Cardinal hereby irrevocably, absolutely and unconditionally guarantees the payment by the Company of all compensation that the Company is obligated to pay to the Executive under Sections 3, 5 and 8 of this Agreement.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and each of the Company and Cardinal has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                 /S/ DAVID A. ABRAHAMSON
                                 ------------------------------
                                             David A. Abrahamson

                                 MEDICINE SHOPPE INTERNATIONAL, INC.

                                 By /S/ DONALD P. GALLOP
                                 ------------------------------
                                             Donald P. Gallop
                                             Chairman of Executive
                                             Committee

                                 CARDINAL HEALTH, INC.

                                 By/S/ GEORGE H. BENNETT, JR.
                                 ------------------------------
                                             George H. Bennett, Jr.
                                             Executive Vice President

                                    EXHIBIT A

                                  ANNUAL BONUS
                                  ------------

                  The Annual Bonus for the fiscal year ending
September 30, 1996 shall be determined as follows:

     Percentage Increase of                Percentage of Target
   "Earnings From Operations"                Bonus to be paid
     Over Fiscal Year Ending                  based on Actual                     Aggregate
       September 30, 1995                  Earnings Performance                Amount of Bonus
       ------------------                  --------------------                ---------------
             Below 9%                                0                                  -0-
             9%                                     60%                            $ 77,076
             10%                                    70%                            $ 89,922
             11%                                    80%                            $102,768
             12%                                    90%                            $115,614
             13%                                    95%                            $122,037
             14%                                   100%                            $128,460
             15%                                   110%                            $141,306
             16%                                   120%                            $154,152
             17%                                   135%                            $173,421
     For each additional 1%                    +15% for each                       $ 19,269
                                                 additional
                                               percentage point

                  The determination of the "Earnings From Operations" shall be based upon the Company's unaudited financial statements for the period ending September 30, 1996, prepared in accordance with generally accepted accounting principles, consistently applied, but excluding such unusual or nonrecurring items as may be determined by the Board, which determination shall be conclusive upon the parties hereto.

                  Any Annual Bonus due hereunder shall be paid by the Company on or before January 28, 1997.